UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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Charlotte Russe Holding, Inc.

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CHARLOTTE RUSSE FILES DEFINITIVE PROXY STATEMENT

SENDS LETTER URGING SHAREHOLDERS TO REJECT CONFLICTED

KARPREILLY SLATE

SAN DIEGO, March 24, 2009—Charlotte Russe Holding, Inc. (Nasdaq: CHIC) announced today that it has filed its Definitive

Proxy Statement and is mailing the following letter to shareholders urging them to vote for the Company’s director nominees in connection with its 2009 Annual Meeting of Stockholders:

Dear Shareholder:

PROTECT YOUR INVESTMENT; PLEASE SIGN AND RETURN

THE WHITE PROXY CARD TODAY!

Last July, in a difficult operating and economic environment, your Board moved aggressively to position Charlotte Russe for future growth and better long-term profitability. Today, while the Board moves forward with the recently announced sale process, new management is implementing a detailed plan to transform Charlotte Russe into a high-performing, top-tier specialty retailer. The plan was designed to correct the legacy of strategic errors that the Board believes were made in years when Allan Karp – owner of private equity firm KarpReilly – was Charlotte Russe’s largest stockholder and the person other Board members considered its most influential director.

While we continue to implement important changes to the business and pursue strategic alternatives, Charlotte Russe remains financially strong, is generating positive cash flow and is well positioned to weather the challenges presented by today’s difficult economy.

YOUR BOARD IS WORKING TO MAXIMIZE SHAREHOLDER VALUE WHILE

TRANSFORMING CHARLOTTE RUSSE INTO A TOP-TIER SPECIALTY

RETAILER

The Board determined in mid-2007 that the Company’s operating performance was dropping off and that the Company would benefit from more discipline against basic retail operating metrics. The Board also questioned the viability of the claim by the management team in charge at that time that it would achieve double-digit operating performance by the end of 2008. During the period when Mr. Karp played a leading role in running Charlotte Russe, the Company aggressively expanded its fleet of stores. The resulting top-line growth was initially well received by the stock market, and private equity funds affiliated with Mr. Karp were able to dispose of their holdings in the Company at a large profit. While these policies worked well for Mr. Karp, they left Charlotte Russe with an abundance of over-sized stores in sub-par locations and unfavorable leases that have saddled the Company with excessive costs and rent obligations. In light of these problems, the Board determined further that more aggressive management was required to ensure that the Company continued to grow and deliver value to shareholders.

Today, we are rebuilding Charlotte Russe by focusing on five key areas: brand positioning, merchandise assortment, inventory optimization, real estate strategy and capital utilization. Our strategic plan addresses operational, merchandising and inventory performance issues, which have prevented Charlotte Russe from achieving its full potential. In November 2008, your Board hired a new management team with more than 70 years of experience at top retailers, including Mervyn’s, Dockers, Kmart, Gap, Old Navy, Banana Republic, Bloomingdale’s, Cadeau Maternity, Barneys New York and Guess?

In a short period of time, the team has made significant strides in advancing the plan, including strengthening the brand, introducing exciting marketing initiatives, bringing new operating discipline, and positioning Charlotte Russe for future growth.

In January of this year, in view of the challenging stock market and after receiving potential expressions of interest from third parties, your Board determined to conduct a disciplined review of strategic alternatives with the objective of maximizing potential value for all shareholders. This review has continued and, encouraged by shareholders, the Board determined to engage in a fair and impartial sale process involving the solicitation of formal expressions of interest from a range of financial and strategic buyers. The Board believes this process is in the best interests of all shareholders, although it has not yet reached the stage at which the Board can recommend any particular transaction.

THE VALUE IN CHARLOTTE RUSSE BELONGS TO YOU, NOT KARPREILLY

In November, in the midst of market turmoil that sent virtually all retail stocks sharply lower, Mr. Karp made what your current Board believes was a blatantly opportunistic bid to buy Charlotte Russe outside of a competitive process. KarpReilly made what initially appeared to be a firm offer, subject to due diligence. A few days later, but before the Board had responded to the offer, KarpReilly announced that it reserved the right to lower its offering price, depending on its analysis of the Company’s operating results in the first quarter. In its assessment of its proposal, the Board determined that the details – including the price and related financing – were ambiguous and not sufficiently developed and that KarpReilly appeared to be laying the groundwork for reducing its offer. Moreover, the Board concluded that pursuing a sale, absent a competitive bidding process, would have deprived all shareholders of potential value and the benefits of the turnaround plan that were beginning to materialize. In any case, KarpReilly quickly withdrew its bid.

After speaking to many of our shareholders, the Charlotte Russe Board determined to proceed with a sale process in the context of its review of strategic alternatives. Ironically, after submitting his opportunistic bid, Mr. Karp now scoffs at this formal process. Why? Perhaps because he realizes he would have no special advantage. We have said publicly that Mr. Karp and his private equity firm are welcome to participate in our competitive process. While there can be no assurance that the process results in a sale, exploring every opportunity is clearly the best and most responsible way to ensure a level playing field and to achieve our goal of maximizing value for all shareholders, not just Mr. Karp.

WOULD KARPREILLY DIRECTORS PROTECT YOUR BEST INTERESTS?

WE DON’T BELIEVE SO.

Simply put, Mr. Karp first put forward and then quickly withdrew a vague proposal to purchase the Company. Now he wants to be on the Board, yet disparages our sale process in which other potential buyers are able to participate. We believe he wants to secure an unfair advantage in pursuing a long-term goal of acquiring the Company at a favorable price. We ask you to question whether he and his fellow nominees would really be looking out for you. Should Mr. Karp and his two retail competitor nominees be sitting in judgment on the adequacy of the prices that his competitors in the private equity business, or strategic retail industry buyers, offer for the Company? True, he owns a significant amount of shares – but he also knows the potential of Charlotte Russe and we believe he wants to secure that upside potential for himself – and at your expense! Ask yourself if KARPREILLY IS THE PROVERBIAL FOX IN THE HENHOUSE.

We believe that you should also be alarmed – as are we – that MR. KARP’S TWO OTHER NOMINEES ARE DIRECT COMPETITORS OF CHARLOTTE RUSSE. Would they have the Company’s best interests in mind? Yours? We don’t believe so. Mr. Shaked is the founder and CEO of Tilly’s, a teen apparel retailer that operates in many of the same markets as Charlotte Russe. Buffalo David Bitton stores – in which Mr. Bitton has a controlling interest – operates a wholesale denim business that directly competes with Charlotte Russe and many of our suppliers. Conflicted? You decide.

MAKE THE RIGHT CHOICE: WE URGE YOU TO

SIGN AND RETURN THE WHITE PROXY CARD TODAY!

SUPPORT CHARLOTTE RUSSE’S EXPERIENCED AND TRULY INDEPENDENT

BOARD

Your Board consists of seven members, including five independent directors, each with more than 20 years of related experience, ranging from direct involvement in the retail industry to corporate leadership positions. This Board, in conjunction with the talented management team, has been working diligently to make Charlotte Russe an even stronger competitor, enhance profitability and create significant value for shareholders. We strongly oppose the election of Mr. Karp’s slate, and unanimously urge that you DO NOT SUPPORT THE CONFLICTED KARPREILLY GROUP.

The choice is yours – do you want your Company to continue running a fair and impartial sales process while continuing to implement a strategic plan to increase shareholder value? Or do you want to risk disrupting the ongoing process to maximize shareholder value by electing a slate that would support KarpReilly’s agenda?

We think the answer is clear: Do not put your investment at risk. Vote FOR Charlotte Russe’s nominees to continue working to benefit all shareholders.

Thank you for your support.

Sincerely,

/s/ Jennifer Salopek

On Behalf of the Independent Board of Directors

Charlotte Russe Holding, Inc.

For additional information, please call MacKenzie Partners, Inc. toll free at (800) 322-2885.

IMPORTANT INFORMATION

Charlotte Russe Holding, Inc. filed a definitive proxy statement with the U.S. Securities and Exchange Commission on March 23, 2009 relating to Charlotte Russe’s solicitation of proxies from the stockholders of Charlotte Russe with respect to the Charlotte Russe 2009 annual meeting of stockholders. Charlotte Russe and its directors and certain of its officers and other employees may be deemed to be participants in the solicitation of proxies for the 2009 annual meeting. The proxy statement contains detailed information regarding the names, affiliation and interests of individuals who may be deemed participants in the solicitation of proxies of Charlotte Russe’s stockholders. Charlotte Russe has be filed a proxy statement and other relevant documents, including a white proxy card. CHARLOTTE RUSSE ADVISES SECURITY HOLDERS TO READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS THAT HAVE BEEN AND WILL BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Charlotte Russe’s proxy statement and other relevant documents may be obtained without charge from the SEC’s website at www.sec.gov and from Charlotte Russe at www.charlotterusse.com. You may also obtain a free copy of Charlotte Russe’s definitive proxy statement by writing to the Corporate Secretary at 4645 Morena Boulevard, San Diego, California 92117.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Except for the historical information contained herein, this press release contains forward-looking statements. Such statements include, but are not limited to, the results of our process for evaluating strategic alternatives for the Company and expectations regarding future growth and benefits from the Company’s strategic plan. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or from any results expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the risks that the Company will not receive indications of interest from potential purchasers or will not receive indications of interest that the Board considers acceptable and will not be able to execute its new strategic plan as intended, the Company will not open new Charlotte Russe stores or remodel existing stores in the numbers or on the schedule anticipated, general and regional economic conditions, industry trends, consumer demands and preferences, competition from other retailers and uncertainties generally associated with women’s apparel and accessory retailing. A description of these factors, as well as others that could affect the Company’s business, is set forth in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission. The Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

If you have questions or need assistance voting the WHITE proxy card please contact:

105 Madison Avenue

New York, New York 10016

proxy@mackenziepartners.com

Call Collect: (212) 929-5500

or

Toll-Free (800) 322-2885

About Charlotte Russe

Charlotte Russe, based in San Diego, California, is a mall-based specialty retailer of fashionable, value-priced apparel and accessories targeting young women in their teens and twenties. As of December 27, 2008, the Company operated 495 stores throughout 45 states and Puerto Rico. For more information about the Company, please visit www.charlotterusse.com.

Contact:	Investors:
The Consumer Group, LLC
Christine Greany
(858) 523-1732

Media:
Sard Verbinnen & Co
Stephanie Pillersdorf / Kara Findlay
(212) 687-8080